Exhibit 10.42

BINDING TERM SHEET

This binding term sheet (the “Term Sheet”) constitutes a binding commitment by the Parties (as defined below) hereto to enter into an investment agreement and ancillary documents (“Definitive Agreements”), subject to certain conditions as set forth herein, setting forth the terms and conditions of: (i) the sale and purchase from Tep Renewables (Italia) S.r.l., an Italian limited liability company with registered office in Via XX Settembre n. 53, 90141, Palermo, registered with the register of the enterprises of Palermo under n. 10747880960 (the “Seller”), of an equity stake representing 80% (eighty per cent) of the current issued share capital of TEP Renewables PV S.p.A., an Italian shareholding company registered with the Register of Enterprises of Roma under the number 16376241002 (“TEP”), which at the time of Completion will be holding 100% of the corporate capital of at least 29 special purposes corporate vehicles (“Affiliates”) owning, directly or indirectly, the Projects set out in the Annex A to this Term Sheet (“Co-Development Pipeline”), in favour of GreenRock Corp. a company incorporated and existing under the law of Cayman Island, having company registration number 399967 and registered seat at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay – Grand Cayman K1 – 9009, Cayman Island (“Purchaser”); (ii) option rights to be granted by the Seller and the Purchaser to each other to transfer the remaining 20% of TEP to the Purchaser.

1.	Parties

Tep Renewables (Italia) S.r.l., an Italian limited liability company with registered office in Via XX Settembre n. 53, 90141, Palermo, registered with the register of the enterprises of Palermo under n. 10747880960 represented for the purpose of this Term Sheet by Mr. Montesi (as defined below) in his capacity as sole director of the Seller, duly vested with sufficient powers to execute this Term Sheet (hereinafter referred to as the “Seller”);

GIL International Italia S.r.l. an Italian limited liability company with registered office in Via Adolfo Ravà n. 49, 00142, Roma, registered with the register of the enterprises of Roma under n. 07204780824, represented for the purpose of this Term Sheet by Mr. Michele Giustozzi, duly vested with sufficient powers to execute this Term Sheet (hereinafter referred to as “GIL”);

Wolston Finance Ltd (formerly TEP Renewables Ltd), a company incorporated and existing under the law of England and Wales, having company registration number 9094126 and registered seat at 23-25 Waterloo Place, Warwick Street, Leamington SPA CV32 5LA, represented for the purpose of this Term Sheet by Mr. Montesi, duly vested with sufficient powers to execute this Term Sheet (“TEP Ltd”); and

GreenRock Corp. a company incorporated and existing under the law of Cayman Island, having company registration number 399967 and registered seat at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay – Grand Cayman K1 – 9009, Cayman Island, represented for the purpose of this Term Sheet by Mr. Charles Ratelband and Mr. Per Regnarsson in their capacity as directors of Purchaser duly vested with sufficient powers to execute this Term Sheet (hereinafter referred to as “GreenRock” or the “Purchaser”).

Mr. Leonardo Montesi, born in Rome, on **/10/196*, Fiscal Code MN***********1L (“Mr. Montesi”).

The Seller and the Purchaser are individually referred to as the Party and jointly referred to as the Parties. GIL shall be deemed to be a Party to this Term Sheet only for the purposes of Section 9 below. TEP Ltd shall be deemed to be a Party to this Term Sheet only for the purposes of Section 10 below. Mr. Montesi shall be deemed to be a Party to this Term Sheet only for the purposes of Section 7 below.

The Parties agree that the Purchaser may designate, pursuant to article 1401 and following of the Italian Civil Code, a wholly owned subsidiary for the purposes of carrying out the Restated TEP Transaction (as defined below), provided that written notice of such designation is given to the Seller at least 3 calendar days prior to the signing date of the Definitive Agreements and, in any event, prior to any filing deemed necessary to be made with the Court of Palermo for the purpose of obtaining authorization of the Restated TEP Transaction (as defined below). It remains understood by the Parties that GreenRock - together with any successor or assignee thereof resulting upon completion of the Business Combination Transaction (as defined below) - shall remain jointly and severally liable with such wholly owned affiliate with respect to any and all undertakings provided for under this Term Sheet.

2.	Business Combination and Condition Subsequent

The Parties acknowledge that the Purchaser and its shareholders are in the process of completing a business combination transaction, following which ClimateRock Holdings Limited, a Cayman Islands exempted company listed at the Nasdaq (“ClimateRock”) will directly or indirectly hold the totality of the shares in the corporate capital of the Purchaser (“Business Combination Transaction”).

Without prejudice to the obligations of the Purchaser and Seller relating to the Legal Fees Payment (as defined below) as well as to the payment of the Abort Fee (as defined below) which are unconditionally binding, effective and enforceable upon the signing of this Term Sheet, the Parties hereto acknowledge and agree that this Term Sheet shall be subject to the following conditions subsequent:

(i) failure by the Security Exchange Commission (the “SEC”) to unconditionally and irrevocably declare effective the registration statement for the Business Combination Transaction, which was originally filed by ClimateRock on 9 January 2026, as amended by the filing of this Term Sheet (“F4 Registration Statement”), on or before 28 February 2026 (the “First Long Stop Date”); or

(ii) failure by GreenRock’s and ClimateRock’s shareholders’ meetings to approve the Business Combination Transaction on or before 20 March 2026 (the “Second Long Stop Date”).

(collectively, the “Conditions Subsequent”).

For the purposes of the above, the Purchaser:

(i) represents and warrants that it is not aware of any reason whereby the SEC may not approve the F4 Registration Statement, including as a result of filing of this Term Sheet or whereby GreenRock’s and ClimateRock’s shareholders’ meetings may not approve the Business Combination Transaction;

(ii) shall keep the Seller (also through the Seller’s counsels) timely informed of the process of the Business Combination Transaction, the F4 Registration Statement, as amended as a result of filing of this Term Sheet, the envisaged PIPE and/or ELOC financing lines, as well as, in general, of any filing carried out with respect to the Restated TEP Transaction (as defined below) and, for these purposes, it shall provide the Seller with any information or documentation in connection thereto which the Seller may reasonably require; and

(iii) within 10 (ten) days from GreenRock’s and ClimateRock’s shareholders’ meetings approving the Business Combination Transaction, the Purchaser shall provide the Seller with an equity commitment letter backed by a bank statement or a letter from a reputable fund provider, which shall be binding also upon the successor or assignee of the Purchaser resulting following completion of the Business Combination Transaction, proving that the Purchaser will have sufficient available cash or liquid assets to complete the Restated TEP Transaction (as defined below) (“Proof of Funds”), failing delivery of which this Term Sheet shall be terminated and shall cease to produce any effect, without prejudice to the provisions relating to the Legal Fees Payment and the Abort Fee (both as defined below).

The Parties agree that, without prejudice to the provision relating to the the Legal Fees Payment and the Abort Fee (both as defined below), should the unconditional and irrevocable approval by the SEC of the F4 Registration Statement not be granted within the First Long Stop Date or should the approval by GreenRock’s and ClimateRock’s shareholders’ meetings of the Business Combination Transaction not be granted within the Second Long Stop Date, this Term Sheet (or, if entered into by the Parties by such date, the Definitive Agreements) shall be terminated and shall cease to produce any effect except for the above provisions relating to the Legal Fees Payment and the Abort Fee.

The Parties agree that the Restated TEP Transaction (as defined below) shall be binding also upon the successor or assignee of the Purchaser resulting following completion of the Business Combination Transaction, which shall be obliged to adhere to the Definitive Agreements.

3.	Prospective Transaction and Conditions Precedent	Purchaser intends to purchase from the Seller, and the Seller intends to sell, assign, transfer and convey to the Purchaser, all right, title and interest in and to:

(i) 80% (eighty percent) of the shares of TEP (the “Shares”), which holds 100% (hundred percent) of the quotas of at least 29 (twenty-nine) Affiliates owning each 1 (one) project of the Co-Development Pipeline;

(ii) all receivables arising from interest-bearing and non-interest-bearing shareholder loans granted from time to time by the Seller and/or other entities pertaining to the same group to the Affiliates to finance the development of the Co-Development Pipeline and then transferred to TEP as part of a reorganization of the group undertaken in December 2024 with the sale and transfer of the Affiliates from the Seller to TEP. (“Shareholders Loan”), totaling EUR 3,646,615.11 as of the date of this Term Sheet; and

(iii) the trademark TEP Renewable Energies and the goodwill associated therewith, for use in connection with the development and construction of renewable energy plants (“TEP Trademark”).

In addition, the Parties agree that: (i) the Purchaserintends to grant to the Selleran option to sell to the Purchaser the remaining 20% of TEP (the “TEP PV Put Option”); and (ii) the Seller intends to grant to the Purchaser an option to acquire the remaining 20% of TEP (the “TEP PV Call Option”), in both cases for a fixed consideration equal to EUR 900,000.00 and exercisable from the earlier of the date of obtaining of the consent of the Relevant Counterparties (as defined below) or 31 December 2027, at terms and conditions to be better defined and detailed in the Definitive Agreements.

The Purchaser acknowledges and agrees that the shares of all the Affiliates owning each 1 (one) project of the Co-Development Pipeline are held by TEP and pledged in favour of A2A Rinnovabili S.p.A. and/or Enel Green Power Italia S.r.l. (the “Relevant Counterparties”), pursuant to co-development and option agreements currently entered into by and between the Seller and the Relevant Counterparties, as the case may be, listed hereto in the Annex B (the “Co-Dev Agreements”) and, should Completion occur, will be indirectly transferred to the Purchaser subject to the above pledges in favour of the Relevant Counterparties.

With respect to the Co-Dev Agreements, the Parties acknowledge and agree that: (a) since the consent of the Relevant Counterparties may not be obtained prior to the Closing Date, following thereto the Parties shall discuss in good faith the feasibility of the transfer of the Co-Dev Agreements within the context of a “going concern transfer”, which will include the relevant agreements as well as assets and liabilities, subject to technical and legal structuring, using commercially reasonable effort in order for such transfer of the Co-Dev Agreements to be completed by and no later than 31 December 2026; and (b) in any case, should the Co-Dev Agreements not be transferred to TEP or the Purchaser, the Seller shall assign and transfer to TEP any income or proceed cashed by the same from the Relevant Counterparties with respect to the Co-Dev Agreements and the Purchaser as well as TEP shall jointly comply with the terms and conditions of the Co-Dev Agreements as if they were parties thereto (including with the obligation to sell to the Relevant Counterparties the shares representing the corporate capital of the Affiliates) and/or, in case of breach thereto by the Purchaser or in case any Relevant Counterparties deems the Seller in breach as a result of the direct actions of Purchaser, then the Purchaser shall indemnify and hold harmless the Seller against any direct liability, loss, damage, disbursement and/or cost, covering both damages (danno emergente) and loss of profit (lucro cessante), incurred or suffered by the Seller in connection or with respect to such breach of the Co-Dev Agreements.

With respect to the transfer of the Shareholders Loan and of the TEP Trademark, the Parties shall discuss in good faith the technical and legal terms and conditions thereto, with the aim of carrying out such transfers in the most efficient manner possible, including from a tax perspective.

The purchase of the Shares, of the Shareholders Loan, of the TEP Trademark, as well as the granting of the TEP PV Put Option, the TEP PV Call Option and the TEP Italia Arrangements are collectively defined for the purpose of this Term Sheet as the restated TEP transaction (“Restated TEP Transaction”).

The obligation of the Parties to enter into the Definitive Agreements relating to the Restated TEP Transaction shall be subject to the following conditions precedent:

(i) authorisation by the Court of Palermo to enter into the Definitive Agreements relating to the Restated TEP Transaction within the frame of the plan for the arrangement with creditors (Concordato Preventivo) of TEP Italia pursuant to art. 40 and 44 of the Italian Insolvency Code (Codice dell’Insolvenza e della Crisi), which was filed before the Court of Palermo by TEP Italia on 5 September 2025, to the extent required by any applicable laws; and

(ii) the Seller having been provided by the Purchaser with the Proof of Funds,

(collectively, “Signing Conditions Precedent”).

The completion of the Restated TEP Transaction shall be subject to the following conditions precedent:

(i) the receipt of the authorisation by the Court of Palermo to the Seller, to execute the Restated TEP Transaction within the frame of the plan for the arrangement with creditors (Concordato Preventivo) of the Seller pursuant to art. 40 and 44 of the Italian Insolvency Code (Codice dell’Insolvenza e della Crisi), which was filed before the Court of Palermo by the Seller on 5 September 2025;

(ii) within the Closing Date (as defined below), the Purchaser waiving any claim, action, demand or remedy against TEP Ltd relating to the Loan Agreement and, pursuant to art. 1381 of the Italian Civil Code, procuring that any of its affiliated companies, including Accretion Energies Ltd, and TNCC shall as well waive any claim, action, demand or remedy against TEP Ltd pursuant to the Loan Agreement, so that, as a consequence thereto: (a) TEP Ltd shall be finally and irrevocably released from any and all obligations and liabilities relating to the Loan Agreement, and (b) any and all securities, liens and encumbrances relating to the Loan Agreement shall be terminated and released;

(iii) the Restated TEP Transaction being cleared and approved by all the competent government authorities required under applicable laws (such as, Antitrust, FDI and Golden Power Authorities) or expiry of the relevant waiting periods (including all extensions thereof), if any;

(iv) the execution by the Seller and the Purchaser of agreements setting forth the terms and conditions of the technical and sales support to be provided by the Seller to the Purchaser following the completion of the Restated TEP Transaction for the purpose of obtaining the authorizations for the projects of the Co-Development Pipeline and, in any case, for the purpose of achieving the so-called RTB Status of the projects of the Co-Development Pipeline against the payment by the Purchaser of fixed and variable amounts (based on the MWp of the projects of the Co-Development Pipeline that reach RTB Status and/or in case of sale of quotas representing the quota capital of any Affiliate to third parties) which shall in any case not exceed Euro 1,000,000.00 for the technical support, of which Euro 500,000.00 for year 2026 (the “First Technical Support Consideration”) and Euro 500,000.00 for year 2027 (the “Second Technical Support Consideration” and, together with the First Technical Support Consideration, the “Technical Support Consideration”) and Euro 2,450,000.00 for the sales support (the “Sales Support Consideration”);

(v) the deposit on the bank account of TEP of an amount equal to Euro 500,000.00, to be used for the payment of the First Technical Support Consideration;

(vi) the delivery of the Bank Guarantees (as defined below),

(collectively, “Closing Conditions Precedent” and, together with the Signing Conditions Precedent, the “Conditions Precedent”).

In connection to the above, at Completion, the Purchaser: (i) shall secure its payment obligations relating to the payment of the Deferred Cash Consideration (as defined below) as well as the TEP PV Put/Call Option Amount; and (ii) shall cause TEP to secure its payment obligations relating to the payment of the Second Technical Support Consideration, by means of delivery of two separate first demand bank guarantees or equivalent in favour of the Seller, in form and substance reasonably satisfactory to the Seller and to the Court of Palermo in an overall amount equal to Euro 3,400,000.00 and payable upon first written demand from the beneficiary following a default by the Purchaser or TEP, as the case may be, in respect the payment thereto (the “Bank Guarantees”), provided that the Bank Guarantee to be delivered by the Purchaser shall be binding also upon the successor or assignee of the Purchaser resulting following completion of the Business Combination Transaction.

With respect to the Conditions Precedent, the Parties acknowledge and agree that:

(i) all the Conditions Precedent except for the Closing Condition Precedent set forth under point (iii), are set forth for the exclusive benefit of the Seller and they can be waived exclusively by the Seller;

(ii) the Closing Condition Precedent set forth under point (iii) above is set forth for the benefit of both the Parties and can be waived exclusively jointly by the Parties; and

(ii) if the Conditions Precedent other than the Closing Condition Precedent set forth under point (iii) above are not satisfied (or waived in writing by the relevant Party(ies) pursuant to the above) in accordance with this Term Sheet on or before 31 March 2026 (the “Long Stop Date”), this Term Sheet shall automatically terminate and cease to have effect. In the event the Term Sheet is terminated and ceases to produce any effect: (a) each Party shall be relieved from each and any obligation set forth under this Term Sheet and shall have no liability vis-à-vis the other Party, provided, however, that neither the termination of the Term Sheet nor its ceasing to have effect shall affect the liability, if any, of either Party in respect of damages for non-performance or delayed performance of any obligation under this Term Sheet that prevented any Condition Precedent being satisfied within the Long Stop Date; and (b) the provisions and relevant obligations set forth in this Sections 7, 10, 11, 12, 14, 15, 16 and 17 of this Term Sheet, which shall survive to the termination of this Term Sheet or the ceasing of its effects.

The Parties agree that the Seller will allow the Purchaser to conduct a confirmatory update review to its due diligence of TEP, its Affiliates and the Co-Development Pipeline. The parties agree that the review will be performed in a period of 10 (ten) business days from the date on which substantially all the relevant information requested by the Purchaser and included in a check-list to be exchanged between the Parties has been provided by the Seller, . The information requested will be in the form of a check-list to be agreed upon by the Parties within 2 (two) days from the date hereof (“Due Diligence”). The Purchaser and the Seller anticipate that, in order to simplify the Due Diligence process and optimize the relevant timing and costs, the Seller shall make available selected recent reports already prepared by its advisors at the time of the purchase of the Co-Development Pipeline from the Seller to the Purchaser and its advisors. Subject to the obtaining of consent from each advisor that prepared the abovementioned reports, the Purchaser may place reliance on these reports.

Provided the Conditions Precedent are satisfied or waived in writing according to their respective terms and conditions, the Parties will exchange the Definitive Agreements and complete the Restated TEP Transaction.

4.	Definitive Agreements

The Definitive Agreements will be drafted by the Italian Purchaser’s solicitors, GTALex, and the first drafts of the Definitive Agreements will be submitted by the Purchaser to the Seller within 10 (ten) days from the date of execution of this Term Sheet.

The Definitive Agreements will reflect the terms and conditions set forth under this Term Sheet and contain representations and warranties, subject to time and monetary limitations as well as other limitations and exclusions, that, also having regard to the outcome of the Due Diligence, are customary for transactions of this nature on the Italian market in the relevant business sector in which TEP is active.

The Definitive Agreements shall provide for that the consummation of the Restated TEP Transaction may take place only upon satisfaction or waiver (to the extent possible) of the Closing Conditions Precedent.

5.	Purchase Price & Payment Terms

The Parties agree and acknowledge that the consideration to be paid by the Purchaser to the Seller for the purchase, transfer, assignment and conveyance of the Shares, the Shareholders Loan and TEP Trademark shall be equal to the fixed amount of EUR 3,900,000.00 (three million nine hundred thousand/00) cash consideration (not subject to any adjustment mechanism whatsoever) (“Cash Consideration”).

The Cash Consideration shall be paid as follows:

(a) Euro 1,000,000.00 (one million) shall be paid by the Purchaser to the Seller’s designated account on the Closing Date, in immediately available funds (“Completion Payment”);

(b) Euro 2,000,000.00 (two million) shall be paid by the Purchaser to the Seller’s designated account by and no later than 30 June 2026, in immediately available funds (“Deferred Cash Consideration”); and

(c) Euro 900,000.00 (nine hundred thousand) shall be paid by the Purchaser to the Seller in case of exercise of the TEP PV Put Option or the TEP PV Call Option, as the case may be, on the designated account of the Seller (“TEP PV Put/Call Option Amount”).

The Parties acknowledge and agree that the Restated TEP Transaction assumes the completion of the sale of all of the quota capital of TEP Renewables (Foggia 4 PV) S.r.l. (“Foggia 4”) and TEP Renewables (Foggia 1 PV) S.r.l. (“Foggia 1” and, together with Foggia 4, the “Sold Projects”) to third parties prior to the Closing Date and that the proceeds arising thereto, less the amounts to be paid to Soprarno in order to redeem the SFP”) (as defined below) and other creditors of TEP totalling circa Euro 300,000.00 (“Other Creditors”), will be remitted to the Seller prior to the Closing Date.

Notwithstanding anything to the contrary set forth under this Term Sheet, with respect to the amounts to be cashed by TEP in connection with the sale of the Sold Projects, the Parties agree that the Seller shall have, in any case, the right to receive from TEP an amount at least equal to Euro 4,500,000.00 on account of the sale of such Sold Projects.

The Parties agree that, should the completion of the sale of Foggia 1 and Foggia 4 be delayed beyond the Closing Date and/or the payment of the whole or part of the consideration for the sale of the Sold Projects is delayed beyond the Closing Date, then the Purchaser undertakes to procure that, following 10 (ten) days after completion of the relevant sales of the Sold Projects and /or receipt of the payment for such sales, TEP: (i) uses the proceeds to redeem the SFP (as defined below) and to pay the Other Creditors, if any and (ii) transfers the receivables against third parties (cessione del credito) to the Seller for any amount outstanding as at such date, up to the total amount to be paid to the Seller equal to Euro 4,500,000.00) (the “SPV Proceeds Payment”)

6.	TEP SFP	The Parties acknowledge that TEP issued Participative Financial Instruments in more tranches for the financing of the purchase of the Affiliates from TEP Italia and the development of the Co-Development Pipeline (“SFP”), which as of the date hereof are owned by L&B Capital SGR S.p.A. (formerly Soprarno S.G.R. S.p.A.), a company incorporated and existing under the law of Italy under tax code and VAT number no. 05665230487, with registered seat in Florence, Via Fiume 11, registered in the Register of Asset Management Companies (S.G.R.) – AIF Managers Section under number 212 and UCITS Managers Section under number 38 (“Soprarno”), which is the management company of the reserved closed-end Italian alternative investment fund named “Italian Renewable Resources”, established by resolution dated April 30, 2024.

7.	Legal Fees of Mr. Montesi	The Parties agree that by and no later than 14 February 2026 the Purchaser shall pay to Mr. Montesi the amount of GBP 100,000.00 (one hundred thousand/00) on account of outstanding legal fees and other charges incurred by Mr. Montesi in connection with the previous transactions discussed among the Parties, which is recognised by the Purchaser as a certain, liquid and due receivable vis-à-vis the Purchaser held by, and immediately due and payable to, Mr Montesi (the “Legal Fees Payment”).

8.	Closing Date and Completion	Completion means the Conditions Precedent have been fulfilled or, if applicable, waived by the relevant Party on or before the Long Stop Date (“Completion”).

Completion shall take place before a public notary in Milan - Italy, as may be agreed in writing by the Purchaser and the Seller, it being understood that it shall occur on the 5th business day following the date upon which the last outstanding Closing Condition Precedent (other than the Closing Condition Precedent set forth under Section 3, point (ii) above) has been satisfied or has been waived by the relevant Party, or any other date which may be agreed upon in writing by the Parties (the “Closing Date”).

At Completion, should all the Conditions Precedent be satisfied, the Seller shall:

(a) deliver or procure the delivery to the Purchaser of the approval of the Restated TEP Transaction by the Court of Palermo;

(b) procure that a meeting of TEP is held at which the persons designated by the Purchaser will be appointed as directors of TEP after having accepted the resignation of the existing directors; and

(c) transfer the Shares in TEP to the Purchaser.

At Completion, should all the Conditions Precedent be satisfied, the Purchaser shall:

(a) pay the Completion Payment to the Seller;

(b) deliver to the Seller evidence of the waiver relating to any claim, action, demand or remedy against TEP Ltd pursuant to the Loan Agreement, executed by the Purchaser and its affiliated companies, including but not limited to Accretion Energies Ltd and TNCC as well as of the release any and all securities that the Purchaser and/or its affiliates and/or TNCC hold in relation to the Loan Agreement;

(c) deliver to the Seller a copy of the Deferred Bank Guarantee;

(d) if applicable, deliver copy of the regulatory clearances and approvals granted by all the competent government authorities required under applicable laws to complete the TEP Restated Transaction;

(e) deliver to the resigning directors of TEP appointed upon designation of the Seller duly executed release and hold harmless letters (save in respect of matters of fraud, malfeasance or wilful misconduct); and

(f) at the shareholders’ meeting of TEP to be held at Closing Date, waive to bring any liability actions against the resigning directors and auditors of TEP appointed upon designation of the Seller save in respect of matters of fraud, malfeasance or wilful misconduct.

If Completion does not take place on the Closing Date because either Party fails to comply with any of its obligations to be complied with prior to or on Completion, the Party not in default may, by written notice to the other, either postpone Completion or terminate the agreement.

9.	TEP Italia	The Parties acknowledge and agree to negotiate in good faith, in the context of the Definitive Agreements, appropriate mechanisms for the acquisition by the Purchaser of the entire corporate capital of TEP Italia, for a consideration and on terms and conditions to be agreed between the Parties (the “TEP Italia Arrangements”).

10.	Abort Fee	The Parties acknowledge and agree that, within the context of the Restated TEP Transaction, and taking into account the rights and obligations of the Parties within such context, they have found a final and binding agreement relating to the partial settlement of the outstanding payment obligation of TEP Ltd pursuant to the Loan Agreement, which includes, inter alia, the waiver by the Purchaser, its affiliates, and TNCC of any claim, action, demand or remedy against TEP Ltd relating to the Loan Agreement.

In connection with the foregoing, the Parties agree that, should this Term Sheet or the Definitive Agreements entered into by and between the same be terminated according their terms and conditions and/or, in any case, should the Restated TEP Transaction not be completed pursuant to any such agreements, the Party that caused the termination shall pay to the other Party an abort fee equal to USD 500,000.00 (five hundred thousand) plus taxes if applicable (“Abort Fee”), it being acknowledged and accepted that a Party cannot in any case be held responsible with respect thereto for the following reasons:

(i) delay and/or failure to receive the SEC’s unconditional and irrevocable approval of the F4 Registration Statement;

(ii) delay and/or failure to receive from the creditors of TEP Italia and/or from the Court of Palermo any authorization and/or consent and/or approval relating to the Restated TEP Transaction;

(iii) failure to obtain any clearance and/or approval and/or consent by any competent government authority required under applicable laws (such as, Antitrust, FDI and Golden Power Authorities);

(iv) Due Diligence findings and/or underlying information and documentation deemed unsatisfactory or incomplete by the Purchaser; and/or

(v) failure to complete, within the Closing Date, the sale of Foggia 1 and/or Foggia 4.

If Purchaser is required to pay TEP Ltd the Abort Fee, it shall be set-off against the total outstanding amount due by TEP Ltd pursuant to the Loan Agreement equal to, as of the date hereof, USD 1,300,000.00 (one million three hundred thousand/00).

11.	Governing Law and Disputes Resolution

This Term Sheet and the Definitive Agreements shall be governed and construed in accordance with the law of Italy.

The Parties shall make every possible sincere effort to resolve in good faith any dispute arising between them in connection with the Restated TEP Transaction.

If the dispute is not settled by mediation within 90 (ninety) days of the commencement of the mediation, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the CAM Rules of the Milan Chamber of Arbitration, which rules are deemed to be incorporated by reference into this clause.

The language to be used in the mediation and in the arbitration shall be English.

In any arbitration commenced pursuant to this clause:

(i) the number of arbitrators shall be one; and

(ii) the seat, or legal place, of arbitration shall be Milan.

12.	Expenses

Without prejudice to the Legal Fees Payment, each Party hereto will be responsible for and will pay its own fees, costs and expenses incurred in connection with such Party’s participation in the negotiations and activities contemplated by the Restated TEP Transaction.

13.	Timing for Definitive Agreements

Purchaser has retained counsels and accountants for the Restated TEP Transaction, and it is prepared to devote the required time and resources to achieve Completion before the Long Stop Date.

Therefore, upon the execution of this Term Sheet, Purchaser shall cause its counsels to prepare and deliver to the Sellers the draft of the Definitive Agreements and to undertake the Due Diligence.

Should, for any reason whatsoever, the Definitive Agreements not be executed by the Long Stop Date, then this Term Sheet shall be considered void, and the Parties shall each be released of their obligations set forth herein without having the right to raise any claim whatsoever against the other Party, without prejudice to the obligations relating to the Legal Fees Payment and the Abort Fee.

14.	Exclusivity	Notwithstanding this Term Sheet constitutes, subject to the Conditions Precedent, a binding obligation of the Parties to enter into the Definitive Agreements, considering that the approval of the SEC to the F4 Registration Statement is still pending, from the date hereof and until the First Long Stop Date (the “Exclusivity Period”), the Seller shall not, and shall cause each of their agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the acquisition of any material part of the Shares or assets of Company or the merger, joint venture, exclusive license, liquidation or any similar transaction involving Company or its assets (“Third-Party Negotiations”),

The Seller agrees to, and will procure that each of their agents, advisors and other representatives will (to the extent applicable), cease all ongoing Third-Party Negotiations as at the Effective Date unless approved otherwise by Purchaser in writing.

Notwithstanding the foregoing, the Seller shall not be in breach of this exclusivity provision if required to entertain superior offers for the sale of TEP and its Affiliates by mandatory order of the Court of Palermo or the Judicial Commissioner.

The Purchaser acknowledges, agrees and confirms to be informed of the negotiations between TEP and certain counterparties for the sale of the equity interest in Foggia 4 and Foggia 1 and the Purchaser confirms also that such negotiations are allowed by the exclusivity provisions of this Term Sheet and they cannot be construed as Third Party Negotiations for the purpose of this Term Sheet.

15.	Confidentiality

No Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Term Sheet, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Term Sheet or as required by a court of competent jurisdiction, governmental agency, listing authority or stock exchange, and insofar as any Party is required by Law to disclose. The Parties acknowledge that this term sheet will be filed as an exhibit to the Form F-4 filed with the SEC and sent to the shareholders of ClimateRock.

Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of TEP and the Affiliates except as otherwise agreed to by the Seller in writing, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and TEP used with respect to its own confidential information; provided, however, that nothing in this Section 12 shall prevent the disclosure of any such information, knowledge or data to any representatives and/or consultants and/or advisors of Purchaser who need to know such information for the purposes of negotiating this Term Sheet and carrying out the transactions contemplated hereby.

Purchaser and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the relevant other Party or required to be disclosed by a governmental authority.

In the event of a breach of the obligations hereunder by Purchaser, or the Seller, the non-breaching Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this section 13 in any court of competent jurisdiction.

16.	Binding Agreement

The Parties acknowledge and agree that this Term Sheet represents a binding obligation between the Parties to complete the Restated TEP Transaction, provided that, should the Conditions Subsequent be met according to their terms and conditions or the Conditions Precedent not be met according to their terms and conditions, this Term Sheet shall automatically terminate and cease to have effect.

In the event the Term Sheet is terminated and ceases to have any effect: (a) each Party shall be relieved from each and any obligation set forth under this Term Sheet and shall have no liability vis-à-vis the other Party, provided, however, that neither the termination of the Term Sheet nor its ceasing to have effect shall affect the liability, if any, of either Party in respect of damages for non-performance or delayed performance of any obligation under this Term Sheet that prevented any Condition Precedent being satisfied within the Long Stop Date; and (b) the provisions and relevant obligations set forth in this Sections 7, 10, 11, 12, 15, 16 and 17 of this Term Sheet shall survive to the termination of this Term Sheet or the ceasing of its effects.

17.	Severance

If any provision of this Term Sheet is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Term Sheet.

***** END OF ARTICLES *****

The Term Sheet is executed on this 12 day of February 2026 in 1 (one) counterpart, which is deemed to be an original. The Parties may exchange the counterpart of the Term Sheet by means of electronic email and the Parties agree that the receipt of such executed counterpart shall be binding on such Parties and shall be construed as original.

For Purchaser	For the Seller

/s/ Charles Ratelband	/s/ Leonardo Montesi
Mr. Charles Ratelband	Leonardo Montesi

/s/ Per Regnarsson
Mr. Per Regnarsson

For GIL	For TEP Ltd

/s/ Michele Giustozzi	/s/ Leonardo Montesi
Michele Giustozzi	Leonardo Montesi

ANNEX A TO THE TERM SHEET

CO-DEVELOPMENT PIPELINE

VEHICLE	PROJECT	MWp	STATUS
TEP Renewables (Aidone PV) Srl	Aidone	49,75	Environmental Impact Assessment (EIA) Decree (Decreto VIA) issued – Single Authorisation (Autorizzazione Unica) Procedure in progress
TEP Renewables (Appignano PV) Srl	Appignano	28,48	Pending appeal before Regional Administrative Court (TAR) against the denial of the EIA Decree
TEP Renewables (BARBONA PV) Srl	Barbona	23,30	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Bellocchi PV) Srl	Bellocchi	28,38	Positive Environmental Impact Assessment (EIA) Opinion by PNRR – PNIEC Commission. Awaiting EIA Decree to start Single Authorisation Procedure
TEP Renewables (Belmonte PV) srl	Belmonte	18,31	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Bessude PV) srl	Bessude	29,00	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Boccea PV) srl	Boccea	25,30	Positive Environmental Impact Assessment (EIA) Opinion by PNRR – PNIEC Commission. Awaiting EIA Decree to start Single Authorisation Procedure
TEP Renewables (Bondeno PV) Srl	Bondeno	13,79	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Borgo Mezzanone PV) Srl	Borgo Mezzanone	16,02	Inter-Agencies Meeting (Conferenza dei Servizi) concluded. Awaiting EIA Decree and Single Authorisation to be issued for the publication of Unified Regional Authorisation (PAUR)
TEP Renewables (Butera PV) Srl	Butera	14,26	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Caltagirone PV) srl	Caltagirone	24,70	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
Tep Renewables (Carlentini PV) srl	Carlentini	52,48	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Chiaramonti PV) Srl	Chiaramonti	44,00	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Ferrara PV) Srl	Ferrara	26,95	Positive Environmental Impact Assessment (EIA) Opinion by PNRR – PNIEC Commission. Awaiting EIA Decree to start Single Authorisation Procedure
TEP Renewables (Foggia 2 PV) Srl	Foggia 2	60,00	Environmental Impact Assessment (EIA) Decree (Decreto VIA) issued – Single Authorisation (Autorizzazione Unica) Procedure in progress
TEP Renewables (Foggia 3 PV) Srl	Foggia 3	131,70	Positive Environmental Impact Assessment (EIA) Opinion by PNRR – PNIEC Commission. Awaiting EIA Decree to start Single Authorisation Procedure

TEP Renewables (Foggia 5 PV) Srl	Foggia 5	24,04	Pending appeal before the Council of State against the denial of the PAUR (Provvedimento Autorizzatorio Unico Regionale)
TEP Renewables (Foggia 6 PV) Srl	Foggia 6	25,70	Positive Environmental Impact Assessment (EIA) Opinion by PNRR – PNIEC Commission. Awaiting EIA Decree to start Single Authorisation Procedure
TEP Renewables (IDSC TORRESTELLA 3 PV) Srl	Sigonella 2	79,54	Single Environmental Authorisation Process (PUA) pending before the Ministry of Environment
TEP Renewables (Matera Luzzi PV) Srl	Matera Luzzi	7,62	Project subject to resubmission via the Simplified Authorization Procedure (PAS) following the rejection of the PAUR (Regional Single Authorizative Decision).
TEP Renewables (Mazara 1 PV) Srl	Mazara 1	16,02	Environmental Impact Assessment (EIA) Regional Decree (Decreto VIA) issued – Single Authorisation (Autorizzazione Unica) Procedure to be completed within the PAUR (Provvedimento Autorizzatorio Unico Regionale)
TEP Renewables (Mazara 16 PV) Srl	Mazara 16	9,9	Unified Regional Authorisation (PAUR) issued and published. Term of 120 days from the publication of the authorisation on the Regional Official Bulletin (Bollettino Ufficiale Regionale) has expired without any appeal having been lodged. Project RTB
TEP Renewables (Mazara 19 PV ) Srl	Mazara 19	9,10	Environmental Impact Assessment (EIA) Regional Decree (Decreto VIA) and Single Authorisation Decree (Autorizzazione Unica) issued. Awaiting publication of PAUR (Provvedimento Autorizzatorio Unico Regionale) on the Regional Official Bulletin (Bollettino Ufficiale Regionale)
TEP Renewables (Mazara 20 PV) Srl	Mazara 20	9,10	Environmental Impact Assessment (EIA) evaluation concluded with positive result. Awaiting Regional Decree (Decreto VIA) and Single Authorisation Decree (Autorizzazione Unica) to be issued.
TEP Renewables (Monreale PV) Srl	Monreale	18,62	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP Renewables (Monte San Giusto PV) srl	Monte San Giusto	3,66	Project subject to resubmission via the Simplified Authorization Procedure (PAS) following the rejection of the PAUR (Regional Single Authorizative Decision).
TEP Renewables (Monte San Pietrangeli PV) srl	Monte San Pietrangeli	3,59	Project subject to resubmission via the Simplified Authorization Procedure (PAS) following the rejection of the PAUR (Regional Single Authorizative Decision).
TEP Renewables (Pabillonis PV ) Srl	Pabillonis	18,38	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.
TEP RENEWABLES (SANTA GIUSTA PV) S.R.L.	Santa Giusta	21,70	Environmental Impact Assessment (EIA) evaluation by PNRR – PNIEC Commission in progress.